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                                                                    Exhibit 10.2


                               FIRST AMENDMENT TO

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated December 3, 1998, among NORTH ATLANTIC ACQUISITION CORP., a Delaware corporation, ("North"), MOTO GUZZI CORP., a Delaware corporation ("Motoguzzi") and TRIDENT ROWAN GROUP, INC., a Maryland corporation ("TRG").

     WHEREAS, the parties hereto are all of the parties to an Agreement and Plan of Merger and Reorganization dated August 18, 1998 ("Original Agreement"), and the parties desire to amend certain provisions thereof as provided herein.

     IT IS AGREED:

                                    ARTICLE I

                                   AMENDMENTS

     SECTION 1.01 Definitions. All capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Original Agreement.

     SECTION 1.02 Notwithstanding anything to the contrary provided in the Original Agreement, the Certificate of Incorporation of the Surviving Corporation shall be in the form attached hereto as Exhibit A.

     SECTION 1.03 Section 2.02 of the Original Agreement shall be amended and restated in its entirety as follows:

     "SECTION 2.02 Conversion of Outstanding Stock of Motoguzzi.

                  (a) Except as provided in Section 2.03 of the Original Agreement, upon consummation of the Merger, (i) the shares of common stock, $.01 par value, ("Old Motoguzzi Common Stock") of Motoguzzi outstanding on the date of this First Amendment and immediately prior to the Effective Time and the shares of preferred stock, $.01 par value, ("Old Motoguzzi Preferred Stock") of Motoguzzi outstanding on the date of this First Amendment and immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, and subject to reduction in accordance with
Section 2.03 of the Original Agreement and increase in accordance with Section 2.02(c) below, be converted into and exchanged for (A) 3,110,058 shares of the Class A Common Stock, $.01 par value ("Class A Common Stock") of North, subject to adjustment as herein provided and (B) warrants in the form




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attached as Exhibit B hereto (the "Nominal Warrants") to purchase 592,400 shares of Class A Common Stock, (ii) in consideration of the contribution to the capital of Motoguzzi of certain intercompany indebtedness described in Section 2.06(b) of the Original Agreement there shall be issued to the holders of such indebtedness 871,953 shares of Class A Common Stock and Nominal Warrants to purchase 166,080 shares of Class A Common Stock, and (iii) if all outstanding Warrants to purchase an aggregate of 1,500,000 shares of Old Motoguzzi Common Stock at $4.00 per share (the "Old Motoguzzi Warrants") are surrendered (as provided in Section 2.06(a) of the Original Agreement) there shall be issued to such surrendering warrant holders 217,989 shares of Class A Common Stock and Nominal Warrants to purchase 41,520 shares of Class A Common Stock. The Class A Common Stock and the Nominal Warrants are together referred to herein as the "Merger Consideration". The number of shares of Class A Common Stock and the number of Nominal Warrants payable as the Merger Consideration shall be rounded up or down to the nearest whole number of shares or warrants. If the holders of less than all Old Motoguzzi Warrants surrender same, then the Merger Consideration described in the preceding clause (iii) shall be reduced by multiplying the Merger Consideration in clause (iii) by the percentage of Old Motoguzzi Warrants so surrendered and each Old Motoguzzi Warrant not so surrendered shall, after the Effective Time, have such continuing rights as are provided by the terms thereof.

                  (b) Except as otherwise provided in this Agreement and except for shares with respect to which the holder thereof votes against the Merger ("Dissenter") and ultimately receives payment thereon pursuant to Section 262 of the DGCL ("Dissenter Securities"), each share of Old Motoguzzi Common Stock outstanding on the date hereof and immediately prior to the Effective Time and each share of Old Motoguzzi Preferred Stock outstanding on the date hereof and immediately prior to the Effective Time will be converted into .4146744 shares of Class A Common Stock and Nominal Warrants for .07898667 shares of Class A Common Stock.

                  (c) If Available Cash (as defined in Section 4.05 of the Original Agreement) is less than $8,150,000 at the Effective Time, the number of shares of Class A Common Stock issued as part of the Merger Consideration shall be increased by one share for each $11 of such shortfall, allocable pro rata as provided in Section 2.02(a) of the Original Agreement as amended by this First Amendment; provided, however that the foregoing shall not apply to the extent that Available Cash is reduced by amounts paid to stockholders of North who are not officers and directors of North, who elect to have their shares redeemed in accordance with North's Certificate of Incorporation."

     SECTION 1.04 Section 2.06(b) of the Original Agreement shall be amended and restated in its entirety as follows:

                  "(b) TRG covenants and agrees that Lit 12,919 million principal amount of indebtedness, plus interest thereon, owed by Motoguzzi to TRG and/or to O.A.M. S.p.A., a subsidiary of TRG


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("OAM"), shall be contributed to the capital of Motoguzzi, simultaneously with the consummation of the Merger. After such capital contribution, the amount of indebtedness owed by Motoguzzi and its subsidiaries to TRG and its subsidiaries other than Motoguzzi and the Motoguzzi Subsidiaries at the Effective Time, including all interest, will not be greater than $800,000, and if such indebtedness exceeds such amount, any excess automatically and without any action on the part of TRG, OAM or TRG's subsidiaries shall be contributed to the capital of Motoguzzi at the Effective Time with no adjustment in the Merger Consideration set forth in Section 2.02 (a)(ii) of the Original Agreement as amended by this First Amendment and the Surviving Corporation will be under no obligation whatsoever to pay same, except as otherwise provided in Section 6.13 of the Original Agreement as amended hereby. TRG has caused OAM to evidence its agreement to such capital contribution by executing the form of acknowledgment annexed hereto as Exhibit C."

     SECTION 1.05 Schedule 3.04(a) to the Original Agreement is hereby amended to indicate that the record owner of all of the Old Motoguzzi Common Stock is OAM and such transfer shall not be deemed a breach of any provision of the Original Agreement as amended by this First Amendment.

     SECTION 1.06 The following shall be added to the end of Section 3.21 of the Original Agreement:

                  "The statements of fact contained in Section 1.08 of this First Amendment are true and correct."

     SECTION 1.07 Section 3.24 of the Original Agreement shall be amended and restated in its entirety as follows:

     "SECTION 3.24 "Organization. TRG is a corporation duly organized, validly existing and in good standing under the laws of Maryland and OAM owns 6,000,000 shares of Old Motoguzzi Common Stock, representing 100% of the outstanding shares on the date hereof of Old Motoguzzi Common Stock."

     SECTION 1.08 The following shall be added to the end of Section 6.13 of the Original Agreement:

                  "The parties acknowledge that subsequent to the date of the Original Agreement, interim financing of (a) 3 billion lire has been provided by Banco Nazionale del Lavoro to Motoguzzi S.p.A., supported by a guarantee and/or collateral of OAM and (b) 3 billion lire has been provided by OAM to Motoguzzi S.p.A., without the issuance of any equity securities of Motoguzzi; that such amounts shall be repaid by Motoguzzi contemporaneously with or promptly following the Closing Date; that repayment of such amounts will enable OAM to repay loans to OAM or to TRG, which loans were made by Persons who are affiliates of stockholders of TRG; and that the up to $800,000 of intercompany indebtedness required to be paid by Motoguzzi to TRG pursuant to Section 8.06 of the Original Agreement, is in addition thereto."


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     SECTION 1.09 Section 7.05(b) of the Original Agreement shall be amended and restated in its entirety as follows:

                  "North covenants to Motoguzzi that the Proxy and Registration Statement will comply in all material respects with the applicable provisions of the Exchange Act and will not at the time of the effectiveness of the Proxy and Registration Statement and any amendments thereof or supplements thereto and at the time of the North stockholder meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing with the Commission of such Proxy and Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to the stockholders of North with respect to the transactions contemplated by this Agreement; provided, however, that no representation, covenant or agreement is made by North with respect to information supplied or approved by or on behalf of Motoguzzi or its affiliates for inclusion in the Proxy and Registration Statement, as provided in Section
6.09 of the Original Agreement. Subject to the fiduciary duty of the Board of Directors of North, the Proxy and Registration Statement shall contain statements, where appropriate, to the effect that the Board of Directors of North has approved this Agreement and the Merger and unanimously recommends that the stockholders of North vote in favor of approving this Agreement and the Merger and the other proposals presented in the Proxy and Registration Statement and North will, subject to applicable securities laws and subject to the provisions of certain escrow agreements entered into prior to or in connection with NAAC's initial public offering, cause its directors to (i) vote their shares of North in support thereof and (ii) obtain proxies in support thereof from all North stockholders which are affiliates of such directors."

     SECTION 1.10 Section 10.02 of the Original Agreement shall be amended and restated in its entirety as follows:

     "SECTION 10.02 Establishment of Remedy Fund. Contemporaneous with the consummation of the Merger, the Exchange Agent shall deliver in escrow to TRG, as escrow agent pursuant to the Escrow Agreement attached to the Original Agreement as Exhibit H and subject to the provisions of Section 10.03 of the Original Agreement as amended by this First Amendment, certificates for 200,000 shares of Class A Common Stock comprising part of the Merger Consideration, (the "Remedy Fund"), which Remedy Fund shall reduce, pro rata, the number of shares of Class A Common Stock to be received by the holders of Old Motoguzzi Common Stock, Old Moto Guzzi Preferred Stock and Old Moto Guzzi Warrants which are surrendered as provided in Section 2.06(a) of the Original Agreement. To facilitate the transfer of the shares in the Remedy Fund pursuant to the Escrow Agreement, TRG is hereby designated and appointed by each holder of Class A Common Stock comprising part of the Merger Consideration as the agent with irrevocable power of attorney to execute such stock powers as may be required to effectuate any transfer of such shares in the Remedy Fund. The Remedy Fund shall also include any and all stock distributions made in respect of


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the securities in the Remedy Fund, such distributions to be held pursuant to the
Escrow Agreement. Subject to the limitations set forth in Article X of the Original Agreement as amended by this First Amendment, from and after the Effective Time, (i) the entire Remedy Fund shall be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any Third Party Claim or otherwise, which arise from or are in connection with or are attributable to (x) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of Motoguzzi contained in this Agreement, or (y) any judgment, order, government notice, government demand or other government sanction, including any remediation or other action taken in response thereto, arising out of or based upon any condition existing at the Closing Date which is not described in the Ecoservice Srl report identified in the Motoguzzi Disclosure Schedules and which violates any Laws, regardless of whether the representation in Section 3.07 (b) or (c) of the Original Agreement is breached and (ii) that portion of the Remedy Fund which consists of shares of Class A Common Stock owned by TRG or OAM shall be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any Third Party Claim or otherwise, which arise from or are in connection with or are attributable to the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of TRG contained in this Agreement. Upon final adjudication or resolution of a claim under Article X of the Original Agreement as amended by this First Amendment, TRG shall deliver to the Surviving Corporation, such full number of the shares held in the Remedy Fund as equals or fractionally exceeds the adjudicated or resolved amount of such claim divided by the Market Price (as defined below) of the Class A Common Stock. The "Market Price" of a share of Class A Common Stock will be deemed to be the average of the last sales prices of the Class A Common Stock for the ten business days ending on the day immediately prior to the final adjudication or resolution of a claim under Article X of the Original Agreement as amended by this First Amendment, as reported by The Nasdaq Stock Market or any other United States stock exchange on which the Class A Common Stock is listed, or in the absence of such reported prices, the determination of Market Price shall be made jointly by TRG and the Independent Committee. Any shares delivered to the Surviving Corporation in settlement of a claim under Article X or the Original Agreement as amended by this First Amendment, will be canceled and returned to the status of authorized and un-issued shares of capital stock of the Surviving Corporation. If the Merger is consummated, TRG shall not, in any event, have any liability to North, the Surviving Corporation, their respective stockholders or any other person for any Damages except to the extent of its interest in the Remedy Fund."

     SECTION 1.11 Section 10.03 of the Original Agreement shall be amended and restated in its entirety as follows:

     "SECTION 10.03 Claims Against Remedy Fund. TRG is hereby designated the agent of the holders of the shares in the Remedy Fund for purposes of prosecuting, defending or settling any claim brought under Article X of the Original Agreement as amended by this First Amendment. Actions taken or omitted to be taken, and or consents given, or omitted to be given, by TRG in connection with any such claim shall bind the


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interests of all of such holders of such shares in respect of such claim. Upon determination by the Independent Committee that an event giving rise to a claim under Section 10.02 above has occurred, the Independent Committee shall give notice to TRG of such determination, specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any claim the Surviving Corporation may have against the Remedy Fund as a result thereof, and (iii) whether such claim arises from the commencement of a Third Party Claim. The Independent Committee and TRG shall, in good faith, attempt to resolve any such claim. If, within 30 days of its notification to TRG, any claim has not been resolved, the Independent Committee or TRG, individually and as agent for all holders of the shares in the Remedy Fund, shall have the right, but not the obligation, to seek to have the claim resolved by mediation by submission to JAMS/Endispute or its successor, and if the matter is not resolved through such mediation process within the first to occur of (i) the expiration of 60 days from such submission, or (ii) the holding of two meetings of TRG and North (acting by such independent Committee) with such mediator, then such claim shall be submitted to final and binding arbitration, provided, however, that (x) except for an action arising out of a breach by TRG of any of the representations or warranties made, or covenants given, by TRG hereunder, no mediation or arbitration shall be brought against TRG except solely in its capacity as agent for the holders of the shares in the Remedy Fund and (y) any claim which arises from a Third Party Claim shall not be resolved or submitted to mediation or arbitration until 30 days following resolution of such Third Party Claim, and TRG, as agent for the Surviving Corporation, (i) shall have the right to assume the defense of such Third Party Claim, by counsel reasonably acceptable to the Independent Committee, the cost thereof to be borne by the Surviving Corporation, subject to reimbursement if it is determined that the claim is compensable to the Surviving Corporation as provided in Article X of the Original Agreement as amended by this First Amendment, in which event such costs shall constitute part of the Damages, recoverable as and to the extent provided in Article X of the Original Agreement as amended by this First Amendment and (ii) TRG may settle any such Third Party Claim on behalf of the Surviving Corporation, subject to the reasonable approval of the Independent Committee. Upon final adjudication or settlement of any claim under Section 10.02, TRG shall deliver to the Surviving Corporation such number of shares from the Remedy Fund as is sufficient to recompense Surviving Corporation in satisfaction of such claim as calculated in Section 10.02 above. In any action or proceeding between the Parties hereto, each Party shall bear its own costs and expenses, except as otherwise provided in Section 10.08 of the Original Agreement"

     SECTION 1.12 Section 10.04 of the Original Agreement shall be amended and restated in its entirety as follows:

     "SECTION 10.04. Duration of Remedy Fund. Other than claims for breach of the representations and warranties made by Motoguzzi under Sections 3.01, 3.02, 3.04, 3.10, 3.22 of the Original Agreement and the first sentence of Section
3.15 of the Original Agreement (collectively "Core Claims"), no notice of claim against the Remedy Fund may be given and shall not be valid if given, after the 60th day following the mailing


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by certified mail, return receipt requested, or delivery by hand, to each then-serving member of the Board of Directors of the Surviving Corporation of the reviewed financial statements of the Surviving Corporation for its fiscal quarter ending March 31, 1999. Notice of Core Claims against the Remedy Fund may not be given, and shall not be valid if given, after the 60th day following the mailing by certified mail, return receipt requested, or delivery by hand, to each then-serving member of the Board of Directors of the Surviving Corporation of the audited financial statements of the Surviving Corporation for the fiscal year ending December 31, 1999, together with the executed report of the auditors. The Remedy Fund will remain in place until the later of (i) the date of final settlement or adjudication of any pending claims made against the securities in the Remedy Fund and delivery of the appropriate securities, or
(ii) the date after which no notice of claims may be given. After delivery of securities from the Remedy Fund to the Surviving Corporation in full settlement of any claims, TRG shall deliver to the registered owners thereof all shares then held by it in the Remedy Fund."

     SECTION 1.13 Section 10.05 of the Original Agreement shall be amended and restated in its entirety as follows:

     "Section 10.05 Amount of Claim. No claim may be brought against the Remedy Fund unless, and then only to the extent that, the amount of Damages suffered in respect of all claims asserted, without duplication, net of any offsets pursuant to SECTION 10.06 of the Original Agreement exceeds $600,000."

     SECTION 1.14 The following definitions contained in Article XII of the Original Agreement are hereby amended and restated in their entirety as follows:

     "Motoguzzi Material Adverse Change" means any material adverse change in the condition, financial or otherwise, of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole, from such condition as it existed at December 31, 1997, and as reflected in Motoguzzi's December 31, 1997 Financial Statements, excluding, however, (i) any suspension of operations of Motoguzzi and the Motoguzzi Subsidiaries, taken as a whole unless such suspension continues for more than 30 consecutive business days, (ii) any decrease in sales of Motoguzzi motorcycles to unaffiliated third parties unless such decrease is at a rate, determined on a cumulative basis for the period January 1, 1998 through the end of the month immediately preceding the month in which a determination is made (the "Operating Period"), which is greater than 900 motorcycles below the Motoguzzi 1998 motorcycles sales budget, as amended through the date of this First Amendment, for the Operating Period, provided that motorcycles which are sold at more than 30% off of Motoguzzi's suggested retail price shall not be deemed sold for purposes hereof, (iii) any recall of motorcycles unless such recall is for more than 1,000 motorcycles and requires that repairs be made which will cost greater than 20% of Motoguzzi's suggested retail price of such motorcycles, (iv) any interruption in supply of material components or other materials necessary for the manufacture and assembly of motorcycles, unless such interruption lasts for more than 60 days and results in a decrease in production of more than 500 motorcycles, or (v) the


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assertion after the date hereof of any claims, the incurring after the date hereof of any liabilities or the occurrence after the date hereof of any other event or circumstance unless such claims or liabilities, or losses or costs related to such events or circumstances, individually or in the aggregate are in excess of $3 million after reduction to the extent of any applicable insurance coverage and (A) if it is a claim or liability, it has a manifestly reasonable likelihood of success, and (B) if it is a claim or liability which results from a notice or demand by any governmental agency, (x) such governmental agency shall have competent jurisdiction and (y) the ability of such governmental agency to enforce against Motoguzzi any claim or liability in respect thereof would not terminate as a result of Motoguzzi relocating its manufacturing and assembly operations away from its present premises at Mondello, Italy or the substance of such claim would not be cured by Motoguzzi incurring capital expenditures which are included in its capital expenditure budget.

     "Motoguzzi Material Adverse Effect" means a material adverse effect on the results of operations, financial condition, business, assets or prospects of Motoguzzi and the Motoguzzi Subsidiaries (as defined hereinafter) taken as a whole; provided that if the foregoing has a financial effect then a Motoguzzi Material Adverse Effect shall not be deemed to exist unless such financial effect is greater than $600,000; provided further, that if the applicable event, circumstance or occurrence is included in any of clauses (i) through (v) of the definition of Motoguzzi Material Adverse Change, then only for purposes of determining whether the condition in Section 9.03(a) of the Original Agreement has been satisfied and whether the Original Agreement, as amended by this First Amendment, may be terminated as provided in Section 11.01(b) or Section 11.01(c) of the Original Agreement, a Motoguzzi Material Adverse Effect shall not be caused thereby unless a Motoguzzi Material Adverse Change would have resulted therefrom.

     SECTION 1.15 All references in the Original Agreement and the Exhibits and Schedules thereto to and related to Class B Preferred Stock, including without limitation references thereto in Sections 2.04, 4.12 and 7.05, shall be and hereby are removed and deleted. Exhibit H to the Original Agreement shall be amended and restated in the form of Exhibit H attached hereto.

                                   ARTICLE II

                                  MISCELLANEOUS

     SECTION 2.01 This First Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     SECTION 2.02 The Original Agreement, as amended by this First Amendment, shall continue in full force and effect. In the event of any inconsistency between the Original Agreement and the Exhibits and Schedules thereto and this First Amendment, the provisions of this First Amendment shall prevail.


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     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the date first written above.


MOTO GUZZI CORP.                                NORTH ATLANTIC ACQUISITION CORP.


By: /s/ Howard E. Chase                        By: /s/ David J. Mitchell
   -----------------------------------             -----------------------------
     Name: Howard E. Chase                         Name: David J. Mitchell
     Title: Director                               Title: President


TRIDENT ROWAN GROUP, INC.

By: /s/ Howard E. Chase
   -----------------------------------
   Name: Howard E. Chase
   Title: Chairman


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